Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Corning Incorporated of our report dated February 13, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Corning Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York

December 1, 2023